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Exhibit 11

Hispanic Broadcasting Corporation and Subsidiaries

Statement Regarding Computation of Per Share Earnings

(in thousands except per share data)

	Year Ended December 31,
	2001	2000	1999	1998	1997
Earnings:
Income from continuing operations	$30,969	$41,531	$34,176	$26,884	$18,772
Preferred stock dividends	—	—	—	—	—

Net income applicable to common stockholders	$30,969	$41,531	$34,176	$26,884	$18,772

Earnings Per Share:
Basic	$0.28	$0.38	$0.34	$0.27	$0.23
Diluted	$0.28	$0.38	$0.33	$0.27	$0.22
Number of Shares On Which Net Income Per Share Is Based:
Weighted average common shares before dilutive effect of common stock equivalents	108,872	108,858	101,566	98,042	83,342
Common stock equivalents:
Stock options	733	1,514	1,347	635	242
Employee Stock Purchase Plan	12	16	14	18	—

Weighted average common shares	109,617	110,388	102,927	98,695	83,584

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Hispanic Broadcasting Corporation and Subsidiaries Statement Regarding Computation of Per Share Earnings (in thousands except per share data)